Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations Chris Barnes, (972) 673-5539

Investor Relations Heather Catelotti, (972) 673-5869
DR PEPPER SNAPPLE GROUP REPORTS SECOND QUARTER 2015 RESULTS

Reported EPS were $1.14 for the quarter, up 8%. Core EPS were $1.13 for the quarter, up 7%.
Net sales increased 1% for the quarter and 3% year-to-date.
Foreign currency translation reduced Net Sales and Reported EPS by 2% in the quarter.
Company raises guidance and now expects full-year 2015 Core EPS in the $3.85 to $3.93 range.
Plano, TX, July 23, 2015 - Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported second quarter 2015 EPS of $1.14 compared to $1.06 in the prior year period. Core EPS were $1.13, up 7%, compared to $1.06 in the prior year period. Year-to-date, the company reported earnings of $1.95 per diluted share compared to $1.84 per share in the prior year period. Core EPS were $1.94, up 8%, compared to $1.80 in the prior year period.

For the quarter, reported net sales increased 1% which included favorable product, package and segment mix and a 1% increase in sales volumes, partially offset by 2 percentage points of unfavorable foreign currency translation. Reported segment operating profit (SOP) increased 6%, or $24 million, on net sales growth, ongoing productivity improvements and favorable commodity costs, partially offset by 1 percentage point of unfavorable foreign currency translation.

Reported income from operations for the quarter was $369 million, including $5 million in unrealized commodity mark-to-market gains. Reported income from operations was $348 million in the prior year period. Core income from operations was $365 million, up 5% compared to the prior year period.

Year-to-date, reported net sales increased 3%, and reported income from operations was $639 million, including $4 million of unrealized commodity mark-to-market gains. Foreign currency translation negatively impacted reported net sales by 1% and reported income from operations by 2%. Reported income from operations was $608 million in the prior year period, including $12 million of unrealized commodity mark-to-market gains. Core income from operations was $636 million, up 7% compared to the prior year period.

DPS President and CEO Larry Young said, “We’ve had a good start to the year, and I’m proud of what our teams have been able to accomplish in this competitive environment. They remained focused on our strategy and continued to deliver against our key priorities. Year-to-date, we grew volume and dollar share in both the CSD and shelf-stable juice categories in Nielsen measured markets and gained or held distribution and availability across our portfolio.”

Young continued, “We’ve brought innovation to the market that addresses consumers’ evolving needs, and Rapid Continuous Improvement (RCI) continues to drive growth and productivity across the business. I’m confident that our teams will continue to execute against our plans for the balance of the year.”

EPS reconciliation	Second Quarter			Year-to-Date
	2015	2014	Percent Change	2015	2014	Percent Change
Reported EPS	$1.14	$1.06	8	$1.95	$1.84	6

Unrealized commodity mark-to-market net gain	(0.01)	—		(0.01)	(0.04)

Items affecting comparability
- Litigation provision	—	—		—	—
Core EPS	$1.13	$1.06	7	$1.94	$1.80	8
EPS - earnings per share

Net sales and SOP in the tables and commentary below are presented on a currency neutral basis. Beginning in the second quarter of 2015, we excluded the impact of realized gains and losses on foreign currency transactions from our currency neutral calculation. Refer to the Definitions section of this press release for details on how the company calculates currency neutral metrics. For a reconciliation of non-GAAP to GAAP measures see pages A-5 through A-10 accompanying this release.

Summary of 2015 results	As Reported		Currency Neutral (Translation)
(Percent change)	Second Quarter	YTD	Second Quarter	YTD

BCS Volume	1	2	1	2
Sales Volume	1	1	1	1
Net Sales	1	3	3	4
SOP	6	6	7	8
BCS - bottler case sales

BCS Volume
For the quarter, BCS volume increased 1% with carbonated soft drinks (CSDs) increasing 1% and non-carbonated beverages (NCBs) increasing 3%.

By geography, U.S. and Canada volume increased 1%, and Mexico and the Caribbean volume increased 7%.

In CSDs, Peñafiel increased 12% in the quarter on increased promotional activity and distribution gains. Squirt increased 6%, while Schweppes increased 8%. Brand Dr Pepper grew 1% in the quarter. Our Core 4 brands decreased 1%, as a mid-single-digit increase in Canada Dry was more than offset by mid-single-digit declines in 7UP, Sunkist soda and A&W. Crush declined 4%, and fountain foodservice volume grew 4% in the period.

In NCBs, Snapple increased 11% driven primarily by product innovation. Our water category grew 6% primarily on growth in Bai 5 and FIJI, and Clamato increased 8% on increased promotional activity. Hawaiian Punch increased 2% in the quarter, and Mott’s declined 7%, driven primarily by declines in juice.

Sales Volume
For the quarter and year-to-date, sales volumes increased 1%.

2015 Segment results	As Reported
(Percent Change)	Second Quarter			Year-to-Date
	Sales	Net		Sales	Net
	Volume	Sales	SOP	Volume	Sales	SOP
Beverage Concentrates	(1)	1	4	(2)	1	4
Packaged Beverages	1	3	7	2	4	7
Latin America Beverages	7	(9)	13	10	(4)	19
Total	1	1	6	1	3	6

2015 Segment results	Currency Neutral (Translation)
(Percent Change)	Second Quarter			Year-to-Date
	Sales	Net		Sales	Net
	Volume	Sales	SOP	Volume	Sales	SOP
Beverage Concentrates	(1)	2	5	(2)	2	5
Packaged Beverages	1	3	8	2	4	8
Latin America Beverages	7	5	29	10	9	32
Total	1	3	7	1	4	8

Beverage Concentrates
Net sales increased 2% in the quarter driven by favorable product mix and concentrate prices taken earlier in the year, which were partially offset by a 1% decline in concentrate shipments and higher discounts. SOP increased 5% on net sales growth and lower marketing and information technology costs.

Packaged Beverages
Net sales for the quarter increased 3% on favorable price/mix of 2% and a 1% increase in sales volumes. SOP increased 8% on net sales growth, ongoing productivity improvements and favorable commodity costs, partially offset by the cost of U.S. sourced products sold in Canada. Due to the strengthening of the U.S. dollar, the cost of those U.S. sourced products sold in Canada decreased SOP 2%.

Latin America Beverages
Net sales for the quarter increased 5% on a 7% increase in sales volumes, which was partially offset by increased promotional activity. SOP increased 29% on net sales growth, ongoing productivity improvements and favorable commodity and manufacturing costs, which were partially offset by the higher cost of certain U.S. dollar denominated input costs as a result of the strengthening U.S. dollar and higher logistics costs.

Corporate and Other Items
For the quarter, corporate costs totaled $70 million, which included $5 million in unrealized commodity mark-to-market gains and increases in certain operating expenses. Corporate costs in the prior year period were $70 million.

Net interest expense was flat in the quarter.

For the quarter, the reported effective tax rate was 35.5%. The effective tax rate in the prior year period was 35.1%.

Cash Flow
Year-to-date, the company generated $349 million of cash from operating activities compared to $438 million in the prior year. Capital spending totaled $42 million compared to $71 million in the prior year period. The company returned $423 million to shareholders in the form of stock repurchases ($251 million) and dividends ($172 million).

2015 Full-Year Guidance
The company now expects full-year reported net sales to be up just over 1% and core EPS to be in the $3.85 to $3.93 range. Collectively, foreign currency translation and transaction are now expected to negatively impact net sales and core EPS growth by approximately 2% and 4%, respectively.

Packaging and ingredient costs are now expected to decrease COGS by approximately 1.5% on a constant volume/mix basis.

The company continues to expect its core tax rate to be approximately 35.5%.

The company continues to expect capital spending to be approximately 3% of net sales.

The company continues to expect to repurchase $500 million to $550 million of its common stock.

Definitions
Bottler case sales (BCS) volume: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the company and its bottling partners to retailers and independent distributors and excludes contract manufacturing volume. Volume for products sold by the company and its bottling partners is reported on a monthly basis, with the second quarter comprising April, May and June.

Sales volume: Sales of concentrates and finished beverages, in equivalent 288 fluid ounce cases, shipped by the company to its bottlers, retailers and independent distributors and includes contract manufacturing volume.

Pricing refers to the impact of list price changes.

Unrealized mark-to-market: We recognize the change in the fair value of open commodity derivative positions between periods in corporate unallocated expenses, as these instruments do not qualify for hedge accounting treatment. As the underlying commodity is delivered, the realized gains and losses are subsequently reflected in the segment results.

EPS represents diluted earnings per share.

Core financial measures are determined utilizing reported financial numbers adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods.

Core metrics are determined based on the core financial measures.

Net sales and Segment Operating Profit, as adjusted to currency neutral: Net sales and Segment Operating Profit are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates. Beginning in the second quarter of 2015, we excluded the impact of realized gains and losses on foreign currency transactions from our currency neutral calculation.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance including earnings estimates, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.

Conference Call
At 10 a.m. (CDT) today, the company will host a conference call with investors to discuss second quarter results and the outlook for 2015. The conference call and slide presentation will be accessible live through DPS’s website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.

In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found on pages A-5 through A-10 accompanying this release and under "Financial News" on the company's website at http://www.drpeppersnapple.com in the “Investors” section.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 13 of our 14 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Canada Dry, Clamato, Crush, Hawaiian Punch, Mott's, Mr & Mrs T mixers, Peñafiel, Rose's, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit www.DrPepperSnapple.com. For our latest news and updates, follow us at www.Facebook.com/DrPepperSnapple or www.Twitter.com/DrPepperSnapple.
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DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three and Six Months Ended June 30, 2015 and 2014
(Unaudited, in millions, except per share data)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net sales	$1,655	$1,631	$3,106	$3,029
Cost of sales	674	665	1,276	1,219
Gross profit	981	966	1,830	1,810
Selling, general and administrative expenses	586	592	1,138	1,146
Depreciation and amortization	26	29	53	58
Other operating income, net	—	(3)	—	(2)
Income from operations	369	348	639	608
Interest expense	28	27	55	53
Interest income	(1)	—	(1)	(1)
Other expense (income), net	1	(1)	—	(2)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	341	322	585	558
Provision for income taxes	121	113	208	194
Income before equity in earnings of unconsolidated subsidiaries	220	209	377	364
Equity in earnings of unconsolidated subsidiaries, net of tax	—	1	—	1
Net income	$220	$210	$377	$365
Earnings per common share:
Basic	$1.15	$1.07	$1.96	$1.85
Diluted	1.14	1.06	1.95	1.84
Weighted average common shares outstanding:
Basic	191.4	196.6	192.2	197.3
Diluted	192.4	197.8	193.5	198.6

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2015 and December 31, 2014
(Unaudited, in millions, except share and per share data)

	June 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$127	$237
Accounts receivable:
Trade, net	630	556
Other	63	61
Inventories	217	204
Deferred tax assets	63	67
Prepaid expenses and other current assets	159	86
Total current assets	1,259	1,211
Property, plant and equipment, net	1,095	1,141
Investments in unconsolidated subsidiaries	13	14
Goodwill	2,989	2,990
Other intangible assets, net	2,679	2,684
Other non-current assets	165	159
Non-current deferred tax assets	67	74
Total assets	$8,267	$8,273
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$305	$289
Deferred revenue	64	64
Short-term borrowings and current portion of long-term obligations	505	3
Income taxes payable	58	10
Other current liabilities	631	672
Total current liabilities	1,563	1,038
Long-term obligations	2,097	2,588
Non-current deferred tax liabilities	831	801
Non-current deferred revenue	1,216	1,250
Other non-current liabilities	298	302
Total liabilities	6,005	5,979
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 800,000,000 shares authorized, 190,925,830 and 192,957,696 shares issued and outstanding for 2015 and 2014, respectively	2	2
Additional paid-in capital	447	658
Retained earnings	1,962	1,771
Accumulated other comprehensive loss	(149)	(137)
Total stockholders' equity	2,262	2,294
Total liabilities and stockholders' equity	$8,267	$8,273

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2015 and 2014
(Unaudited, in millions)

	For the
	Six Months Ended
	June 30,
	2015	2014
Operating activities:
Net income	$377	$365
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	96	99
Amortization expense	16	18
Amortization of deferred revenue	(32)	(32)
Employee stock-based compensation expense	21	22
Deferred income taxes	19	22
Other, net	(21)	(23)
Changes in assets and liabilities, net of effects of acquisition:
Trade accounts receivable	(78)	(25)
Other accounts receivable	(2)	5
Inventories	(16)	(13)
Other current and non-current assets	(77)	(53)
Other current and non-current liabilities	(41)	(24)
Trade accounts payable	18	48
Income taxes payable	69	29
Net cash provided by operating activities	349	438
Investing activities:
Purchase of property, plant and equipment	(42)	(71)
Purchase of intangible assets	(1)	(1)
Purchase of cost method investment	(15)	—
Proceeds from disposals of property, plant and equipment	11	7
Other, net	—	(3)
Net cash used in investing activities	(47)	(68)
Financing activities:
Net issuance of commercial paper	—	5
Repurchase of shares of common stock	(251)	(206)
Cash paid for shares not yet received	—	(50)
Dividends paid	(172)	(157)
Tax withholdings related to net share settlements of certain stock awards	(27)	(16)
Proceeds from stock options exercised	22	28
Excess tax benefit on stock-based compensation	20	8
Other, net	(1)	—
Net cash used in financing activities	(409)	(388)
Cash and cash equivalents — net change from:
Operating, investing and financing activities	(107)	(18)
Effect of exchange rate changes on cash and cash equivalents	(3)	—
Cash and cash equivalents at beginning of period	237	153
Cash and cash equivalents at end of period	$127	$135

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three and Six Months Ended June 30, 2015 and 2014
(Unaudited, in millions)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Segment Results – Net sales
Beverage Concentrates	$330	$327	$615	$608
Packaged Beverages	1,188	1,154	2,241	2,160
Latin America Beverages	137	150	250	261
Net sales	$1,655	$1,631	$3,106	$3,029

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Segment Results – SOP
Beverage Concentrates	$222	$214	$405	$388
Packaged Beverages	190	177	331	308
Latin America Beverages	27	24	44	37
Total SOP	439	415	780	733
Unallocated corporate costs	70	70	141	127
Other operating income, net	—	(3)	—	(2)
Income from operations	369	348	639	608
Interest expense, net	27	27	54	52
Other expense (income), net	1	(1)	—	(2)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	$341	$322	$585	$558

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP measures that reflect the way management evaluates the business may provide investors with additional information regarding the company's results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our quarterly results:
Net sales and Segment Operating Profit, as adjusted to currency neutral: Net sales and Segment Operating Profit are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates. Beginning in the second quarter of 2015, we excluded the impact of realized gains and losses on foreign currency transactions from our currency neutral calculation.
Free Cash Flow: Free cash flow is defined as net cash provided by operating activities adjusted for capital spending and certain items excluded for comparison to prior year periods. For the six months ended June 30, 2015 and 2014, there were no certain items excluded for comparison to prior year periods.
Core earnings: Core earnings is defined as net income adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods. The certain item excluded for the three and six months ended June 30, 2015 is an adjustment to a previously disclosed legal provision. For the three and six months ended June 30, 2014, there were no certain items excluded for comparison to prior year periods.
The tables on the following pages provide these reconciliations.

RECONCILIATION OF NET SALES AND SOP
AS REPORTED TO AS ADJUSTED TO CURRENCY NEUTRAL
(Unaudited)

	For the Three Months Ended June 30, 2015
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	1%	3%	(9)%	1%
Impact of foreign currency	1%	—%	14%	2%
Net sales, as adjusted to currency neutral	2%	3%	5%	3%

	For the Three Months Ended June 30, 2015
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	4%	7%	13%	6%
Impact of foreign currency	1%	1%	16%	1%
SOP, as adjusted to currency neutral	5%	8%	29%	7%

	For the Six Months Ended June 30, 2015
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	1%	4%	(4)%	3%
Impact of foreign currency	1%	—%	13%	1%
Net sales, as adjusted to currency neutral	2%	4%	9%	4%

	For the Six Months Ended June 30, 2015
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	4%	7%	19%	6%
Impact of foreign currency	1%	1%	13%	2%
SOP, as adjusted to currency neutral	5%	8%	32%	8%

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited, in millions)

	For the
	Six Months Ended
	June 30,
	2015	2014	Change
Net cash provided by operating activities	$349	$438	$(89)
Purchase of property, plant and equipment	(42)	(71)
Free Cash Flow	$307	$367	$(60)

RECONCILIATION OF NET INCOME TO CORE EARNINGS
(Unaudited, in millions, except per share data)

	For the Three Months Ended June 30, 2015
	Reported	Mark to Market	Litigation Provision	Total Adjustments	Core
Net sales	$1,655	$—	$—	$—	$1,655
Cost of sales	674	(2)	—	(2)	672
Gross profit	981	2	—	2	983
Selling, general and administrative expenses	586	7	(1)	6	592
Depreciation and amortization	26	—	—	—	26
Other operating income, net	—	—	—	—	—
Income from operations	369	(5)	1	(4)	365
Interest expense	28	—	—	—	28
Interest income	(1)	—	—	—	(1)
Other expense (income), net	1	—	—	—	1
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	341	(5)	1	(4)	337
Provision for income taxes	121	(2)	—	(2)	119
Income before equity in earnings of unconsolidated subsidiaries	220	(3)	1	(2)	218
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—
Net income	$220	$(3)	$1	$(2)	$218

Diluted earnings per common share	$1.14	$(0.01)	$—	$(0.01)	$1.13
Effective tax rate	35.5%				35.3%
Operating margin	22.3%				22.1%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Three Months Ended June 30, 2014
	Reported	Mark to Market	Core
Net sales	$1,631	$—	$1,631
Cost of sales	665	(1)	664
Gross profit	966	1	967
Selling, general and administrative expenses	592	1	593
Depreciation and amortization	29	—	29
Other operating income, net	(3)	—	(3)
Income from operations	348	—	348
Interest expense	27	—	27
Interest income	—	—	—
Other expense (income), net	(1)	—	(1)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	322	—	322
Provision for income taxes	113	—	113
Income before equity in earnings of unconsolidated subsidiaries	209	—	209
Equity in earnings of unconsolidated subsidiaries, net of tax	1	—	1
Net income	$210	$—	$210

Diluted earnings per common share	$1.06	$—	$1.06
Effective tax rate	35.1%		35.1%
Operating margin	21.3%		21.3%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Six Months Ended June 30, 2015
	Reported	Mark to Market	Litigation Provision	Total Adjustments	Core
Net sales	$3,106	$—	$—	$—	$3,106
Cost of sales	1,276	(4)	—	(4)	1,272
Gross profit	1,830	4	—	4	1,834
Selling, general and administrative expenses	1,138	8	(1)	7	1,145
Multi-employer pension plan withdrawal	—	—	—	—	—
Depreciation and amortization	53	—	—	—	53
Other operating income, net	—	—	—	—	—
Income from operations	639	(4)	1	(3)	636
Interest expense	55	—	—	—	55
Interest income	(1)	—	—	—	(1)
Other expense (income), net	—	—	—	—	—
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	585	(4)	1	(3)	582
Provision for income taxes	208	(2)	—	(2)	206
Income before equity in earnings of unconsolidated subsidiaries	377	(2)	1	(1)	376
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—
Net income	$377	$(2)	$1	$(1)	$376

Diluted earnings per common share	$1.95	$(0.01)	$—	(0.01)	$1.94
Effective tax rate	35.6%				35.4%
Operating margin	20.6%				20.5%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Six Months Ended June 30, 2014
	Reported	Mark to Market	Core
Net sales	$3,029	$—	$3,029
Cost of sales	1,219	11	1,230
Gross profit	1,810	(11)	1,799
Selling, general and administrative expenses	1,146	1	1,147
Multi-employer pension plan withdrawal	—	—	—
Depreciation and amortization	58	—	58
Other operating income, net	(2)	—	(2)
Income from operations	608	(12)	596
Interest expense	53	—	53
Interest income	(1)	—	(1)
Other expense (income), net	(2)	—	(2)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	558	(12)	546
Provision for income taxes	194	(4)	190
Income before equity in earnings of unconsolidated subsidiaries	364	(8)	356
Equity in earnings of unconsolidated subsidiaries, net of tax	1	—	1
Net income	$365	$(8)	357

Diluted earnings per common share	$1.84	$(0.04)	$1.80
Effective tax rate	34.8%		34.8%
Operating margin	20.1%		19.7%